Exhibit 4.2
DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of certain provisions of the securities of Hydrofarm Holdings Group, Inc. (“we,” “our,” or the “Company”) is not intended to be a complete summary of the rights and preferences of such securities and is qualified by reference to our Amended and Restated Certificate of Incorporation dated August 28, 2018 (as amended, the “Certificate of Incorporation”) and our Amended and Restated Bylaws dated November 10, 2020 (the “Bylaws”) which are exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “Annual Report”). Stockholders are urged to read the Certificate of Incorporation and Bylaws, each as in effect as of the date our Annual Report is filed with the U.S. Securities & Exchange Commission in their entirety for a complete description of the rights and preferences of our securities. A copy of our Certificate of Incorporation may be obtained from us upon written request.
Following approval by our stockholders at our 2024 Annual Meeting of Stockholders held on June 6, 2024, the board of directors approved a reverse stock split of our outstanding shares of common stock, at a reverse stock split ratio of 1-for-10 (the “Reverse Stock Split”) which became effective February 12, 2025 at 5:00 p.m., Eastern Time. Our shares of common stock began trading on a split-adjusted basis on The Nasdaq Capital Market at the commencement of trading on February 13, 2025 . Our total stockholders’ equity, in the aggregate, and the par value for our common stock, did not change, as a result of the Reverse Stock Split. References to share amounts and per share amounts in this summary have been adjusted for the Reverse Stock Split.
Common Stock
Our Certificate of Incorporation authorizes us to issue 300,000,000 shares of common stock, par value $0.0001 per share.
Voting. The holders of our common stock are entitled to one vote for each share held of record on all matters on which the holders are entitled to vote (or consent to).
Dividends. The holders of our common stock are entitled to receive, ratably, dividends only if, when and as declared by our board of directors out of funds legally available therefor and after provision is made for each class of capital stock having preference over the common stock. As of the date of this Annual Report on Form 10-K, the JPMorgan facility only permits payments of dividends if certain payment conditions are met, including an excess availability test and a fixed charge coverage test.
Liquidation Rights. In the event of our liquidation, dissolution or winding-up, the holders of our common stock may be entitled to share, ratably, in all assets remaining available for distribution after payment of all liabilities and after provision is made for each class of capital stock having preference over the common stock.
Preemptive and Similar Rights. The holders of our common stock have no preemptive or similar rights.
Preferred Stock
Our Certificate of Incorporation authorizes us to issue 50,000,000 shares of preferred stock, par value $0.0001 per share of which 15,000,000 shares were designated as Series A Preferred Stock pursuant to that certain Certificate of Designation dated December 30, 2019 (the “Certificate of Designation”).
Voting. The holders of preferred stock are entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining shareholders entitled to vote on such matter.
Dividends. From and after the date of the initial issuance (the “Initial Issuance Date”) of any shares of Series A Preferred Stock, dividends shall accrue on the Series A Preferred Stock at a rate per annum of (x) 10% of the Series A Original Issue Price (as defined in the Certificate of Designation) from and after the Initial Issuance Date, (y) 11% of the Series A Original Issue Price from and after nine (9) months following the Initial Issuance Date and (z) 12% of the Series A Original Issue Price from and after eighteen (18) months following the Initial Issuance Date (collectively, the "Accruing Dividends"). The holders of Series A Preferred Stock are entitled to receive dividends, only if, when as declared by our board of directors and we shall not all not declare, pay or set aside any dividends on shares of any other class or series of our capital stock (other than dividends on shares of our common stock payable in shares of common stock) unless the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount set forth in the Certificate of Designation.
Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding-up, the holders of our Series A Preferred Stock, shall be entitled to be paid out of the consideration payable to stockholders in the event of a Deemed Liquidation Event (as defined in the Certificate of Designation) or the available proceeds before any payment shall be made to the holders of common stock in an amount per share equal to the greater of the (i) the Series A Original Issue Price, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event.
Preemptive and Similar Rights. The holders of our Series A Preferred Stock have no preemptive or similar rights.
Anti-Takeover Provisions
Our Certificate of Incorporation, Bylaws, and the Delaware General Corporation Law (the “DGCL”) contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.
Authorized but unissued shares. The authorized but unissued shares of our common stock and our preferred stock are available for future issuance without stockholder approval, subject to the requirements of any national securities exchange on which our common stock is listed, should we so qualify for listing. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Stockholder action by written consent. Our Certificate of Incorporation and Bylaws provide that no action shall be taken by our stockholders except at an annual or special meeting of our stockholders called in accordance with our Bylaws and no action shall be taken by our stockholders by written consent, subject to the rights of any series of preferred stock permitting the holders of such series of preferred stock to act by written consent; provided, however, that, for so long as S5 Enterprises Inc. (formerly 2118769 Ontario Inc.), Fruzer Inc., Indulge Inc. (formerly 2208742 Ontario Inc.), Jackpot Inc. (formerly 2208744 Ontario Inc.), HF I Investments LLC, HF II Investments LLC, HF III
Investments LLC, Hawthorn LP, Hydrofarm Co-Investment Fund, LP, Arch Street Holdings I, LLC and Payne Capital Corp., together with their respective affiliates or successors, collectively beneficially own (directly or indirectly), in the aggregate, at least fifty percent (50%) of our then issued and outstanding common stock, any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders called in accordance with our Bylaws may be taken by our stockholders by written consent.
Special meetings of stockholders. Our Certificate of Incorporation and Bylaws provide that, except as otherwise required by law or provided by the resolution or resolutions adopted by our board of directors designating the rights, powers and preferences of any series of preferred stock, special meetings of our stockholders may be called only by (a) our board of directors pursuant to a resolution approved by a majority of the total number of our directors that we would have if there were no vacancies or (b) the chair of our board of directors, and any power of our stockholders to call a special meeting is specifically denied.
Advance notice requirements for stockholder proposals and director nominations. Our Bylaws provide for an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder must comply with advance notice and duration of ownership requirements and provide us with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.
Amendment of Certificate of Incorporation or Bylaws. The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage. Our Certificate of Incorporation provides that certain provisions of our Certificate of Incorporation (namely, those provisions relating to (i) directors; (ii) limitation of director liability, indemnification and advancement of expenses and renunciation of corporate opportunities; (iii) meetings of stockholders; and (iv) amendments to our Certificate of Incorporation and Bylaws) may not be altered, amended or repealed in any respect (including by merger, consolidation or otherwise), nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2∕3%) of the voting power of all of our then-outstanding shares then entitled to vote generally in an election of directors, voting together as a single class. Our Certificate of Incorporation and Bylaws also provide that approval of stockholders holding sixty-six and two-thirds percent (66 2∕3%) of the voting power of all of our then-outstanding shares entitled to vote generally in an election of directors, voting together as a single class, is required for stockholders to make, alter, amend, or repeal any provision of our Bylaws. Our board of directors retains the right to alter, amend or repeal our Bylaws.
No Cumulative Voting. The DGCL provides that the right to vote cumulatively does not exist unless the certificate of incorporation expressly authorizes cumulative voting. The Certificate of Incorporation does not authorize cumulative voting.
Classified Board of Directors. Our Certificate of Incorporation provides for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms.
Appointment of Directors to Fill Vacancies. Our Certificate of Incorporation provides, subject to the rights, if any, of the holders of any series of preferred stock to elect directors and to fill vacancies in the board of directors relating thereto, any and all vacancies in the board of directors, however occurring, including, without limitation, by reason of an increase in size of the board of directors, or the death, resignation, disqualification or removal of a director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the board of directors, or by a single remaining director, and not by the stockholders.
Limitations on Liability and Indemnification of Officers and Directors. Our Certificate of Incorporation and Bylaws provides indemnification and advancement of expenses for our directors and officers to the fullest extent permitted by the DGCL. We have entered into indemnification agreements with each of our directors that may be, in some cases, broader than the specific indemnification provisions contained under the DGCL. In addition, as permitted by the DGCL, our Certificate of Incorporation and Bylaws includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director. These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.
Corporate Opportunity Doctrine. The DGCL permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Under our Certificate of Incorporation, to the maximum extent permitted by the laws of the State of Delaware, (a) we have renounced all interest and expectancy that we otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to (i) any of our directors, (ii) any of our stockholders, officers or agents, or (iii) any Affiliate (as defined in our Certificate of Incorporation) of any person or entity identified in the preceding clause (i) or (ii), but in each case excluding any such person in its capacity as an employee or director of us or our subsidiaries; (b) no stockholder and no director, in each case, that is not an employee of us or our subsidiaries, has any duty to refrain from (x) engaging in a corporate opportunity in the same or similar lines of business in we or our subsidiaries from time to time are engaged or propose to engage or (y) otherwise competing, directly or indirectly, with us or any of our subsidiaries; and (c) if any stockholder or any director, in each case, that is not an employee of us or our subsidiaries, acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for such stockholder or such director or any of their respective affiliates, on the one hand, and for us or our subsidiaries, on the other hand, such stockholder or director has no duty to communicate or offer such transaction or business opportunity to us or our subsidiaries and such stockholder or director may take any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other person or entity. The preceding sentence shall not apply to any potential transaction or business opportunity that is expressly offered to a director or employee of our or our subsidiaries, solely in his or her capacity as a director or employee of us or our subsidiaries.
Furthermore, to the fullest extent permitted by the laws of the State of Delaware, no potential transaction or business opportunity may be deemed to be a corporate opportunity of ours or our subsidiaries unless (a) we or our subsidiaries would be permitted to undertake such transaction or opportunity in accordance with our Certificate of Incorporation, (b) we or our subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity, (c) we or our subsidiaries have an interest or expectancy in such transaction or opportunity and (d) such transaction or opportunity would be in the same or similar line of business in which we or our subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.
Section 203 of the Delaware General Corporation Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
•before the stockholder became interested, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or
•at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or by-laws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.
Forum Selection. Our Certificate of Incorporation and our Bylaws provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) is the exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty owed by any of our current or former directors, officers or other employees owed to our stockholders; (iii) any action asserting a claim against us or any of our current or former directors, officers or other employees arising pursuant to the DGCL, our Certificate of Incorporation or our Bylaws; (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws (including any right, obligation, or remedy thereunder); (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; or (vi) any action asserting a claim against us that is governed by the internal affairs doctrine against us or any of our directors, officers or other employees, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Notwithstanding the foregoing, the exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended (the “Securities Act”), or any other claim for which the federal courts have exclusive jurisdiction. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The choice of forum provision may limit a stockholder's ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees.
Transfer Agent and Registrar
The transfer agent and registrar of our common stock is Continental Stock Transfer & Trust Company. They are located at 1 State Street, 30th Floor, New York, New York 10004. Their telephone number is (212) 509-4000.